Exhibit 12.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

January 17, 2017

ADOMANI, Inc.

620 Newport Center Drive, Suite 1100

Newport Beach, California 92660

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to ADOMANI, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 6,250,000 shares of Common Stock $0.00001 par value per share (the “Common Stock”) by the Company (the “Company Shares”) and up to 600,000 shares of Common Stock by the selling stockholders identified in the Offering Statement (the “Selling Stockholder Shares” and together with the Company Shares, the “Shares”).

In connection with the opinion contained herein, we have examined the Offering Statement, the certificate of incorporation and bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued or resold, as applicable, in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Offering Statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the Offering Statement and we consent to the reference of our name under the caption “Legal Matters” in the offering circular.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

Very truly yours,

/s/ DLA Piper LLP (US)